Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 2, 2009

iPath Exchange Traded Notes

iPath® S&P GSCI™ Crude Oil Total Return Index ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC that are linked to the total return of a market index. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or early redemption¹, based on the performance of the index less investor fees. The iPath® S&P GSCI™ Crude Oil Total Return Index ETN is designed to provide investors with cost-effective exposure to crude oil as measured by the S&P GSCI™ Crude Oil Total Return Index (the “Index”).

NOTE DETAILS CUMULATIVE INDEX RETURNS VS. S&P 500 INDEX

Ticker OIL

1600%

Intraday indicative value ticker OIL.IV

1400%

Bloomberg index ticker SPGSCLTR

1200%

CUSIP 06738C786

1000%

Primary exchange NYSE Arca

800%

Yearly fee 0.75%

600%

Inception date 08/15/06

400%

Maturity date 08/14/36

200%

Index S&P GSCI™ Crude Oil Total Return

Index 0%

-200%

* The investor fee is equal to the Yearly Fee times the principal amount of your securities 1992 1994 1996 1998 2000 2002 2004 2006 2008 times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero.

On each subsequent calendar day until maturity or early S&P GSCI™ Crude Oil Total Return Index S&P 500 Index redemption, the investor fee will increase by an amount equal to the Yearly Fee times the Source: S&P as of 09/30/09. Subject to change. principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided INDEX CORRELATIONS by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. S&P GSCI™ Crude Oil Total Return Index 1.00 S&P GSCI™ Total Return Index 0.96 ISSUER DETAILS Dow Jones-UBS Commodity Index Total ReturnSM 0.80 Barclays Bank PLC long-term, unsecured obligations* S&P 500 Index 0.38 S&P rating AA- Barclays Capital U.S. Aggregate Bond Index -0.02 Moody’s rating Aa3 MSCI EAFE Index 0.48 Dow Jones U.S. Oil & Gas Index 0.65 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.

Sources: S&P, Dow Jones, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BGI 09/04—09/09, based on monthly returns.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

¹ Investors may redeem at least 50,000 units of the iPath® S&P GSCI™ Crude Oil Total Return Index ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® S&P GSCI™ Crude Oil Total Return Index ETN

The S&P GSCITM Crude Oil Index is a subindex of the S&P GSCITM Index and reflects the excess returns that are potentially available through an unleveraged investment in the contracts comprising the relevant components of the Index (which currently includes only the WTI crude oil futures contract traded on the New York Mercantile Exchange) plus the Treasury bill rate of interest that could be earned on funds committed to the trading of the underlying contracts. The 2009 reference price dollar weighting of the WTI crude oil contract in the S&P GSCITM Index is 39.75%.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 9/30/09) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION ANNUALIZED ANNUALIZED % ANNUALIZED*

S&P GSCI™ Crude Oil Total Return Index -58.85 -15.89 -10.53 36.66 S&P GSCI™ Total Return Index -44.52 -10.80 -6.71 28.56 Dow Jones-UBS Commodity Index Total ReturnSM -23.71 -4.91 -0.70 20.44 S&P 500 Index -6.91 -5.43 1.02 15.96 Barclays Capital U.S. Aggregate Bond Index 10.56 6.41 5.13 3.62 MSCI EAFE Index 3.23 -3.60 6.07 19.92 Dow Jones U.S. Oil & Gas Index -13.02 2.57 10.86 23.89 S&P North American Natural Resources Sector Index™ -8.43 2.97 10.77 26.76 S&P Global Energy Sector Index -6.02 2.16 9.91 23.57

* Based on monthly returns for 09/04—09/09. Sources: S&P, Dow Jones, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BGI.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or the main risks see “Risk Factors” in the applicable prospectus. marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus The index components for iPath ETNs linked to commodities indexes are concentrated in the and other documents Barclays Bank PLC has filed with the SEC for more complete information commodities sector. The market value of the Securities may be influenced by many unpredictable about the issuer and this offering. You may get these documents for free by visiting www.iPathETN factors, including, where applicable, highly volatile commodities prices, changes in supply and demand .com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free governmental policies, action and inaction. Index components that track the performance of a single

1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant debt. The Securities are riskier than ordinary unsecured debt securities and have no principal commodity. These factors may affect the value of the index and the value of your Securities in varying protection. Risks of investing in the Securities include limited portfolio diversification, trade price ways. fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to “S&P GSCI®”, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® Commodity Index” direct investment in index or index components. The investor fee will reduce the amount of your return “S&P GSCI® Total Return Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of The at maturity or on redemption, and as a result you may receive less than the principal amount of your McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC. The Securities are investment at maturity or upon redemption of your Securities even if the value of the relevant index has not sponsored, endorsed, sold or promoted by Standard & Poor’s, a subsidiary of The McGraw-Hill increased. An investment in iPath ETNs may not be suitable for all investors. Companies, Inc. (“S&P”). Standard & Poor’s does not make any representation or warranty, express or The Securities may be sold throughout the day on the exchange through any brokerage account. There I0709 implied, to the owners of the Securities or any member of the public regarding the advisability of—OIL are restrictions on the minimum number of Securities you may redeem directly with the issuer as investing in securities generally or in the Securities particularly or the ability of the S&P GSCI® to track—specified in the applicable prospectus. Commissions may apply and there are tax consequences in the general stock market performance. iP event of sale, redemption or maturity of Securities. Sales in the secondary market may result in ©2009 Barclays Back PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered 1209 significant losses. trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the—iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar property, and used with the permission, of their respective owners.

0148 markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage

iP—commissions. Not FDIC Insured • No Bank Guarantee • May Lose Value

Barclays Capital Inc. and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the

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